EXHIBIT 15.1

April 29, 2022

I-Mab

55th – 56th Floor, New Bund Center

555 West Haiyang Road

Pudong District, Shanghai

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings “Item 3.D. Key Information—Risk Factors—Risks Related to Doing Business in China” and “Item 10. Additional Information—E. Taxation—PRC Taxation” in I-Mab’s Annual Report on Form 20-F for the year ended December 31, 2021 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, and further consent to the incorporation by reference into the Registration Statements on Form S-8 (No. 333-239871 and No. 333-256603) and Form F-3 (No. 333-252793) of I-Mab of the summary of our opinions under the headings “Item 3.D. Key Information—Risk Factors—Risks Related to Doing Business in China” and “Item 10. Additional Information—E. Taxation—PRC Taxation” in the Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ JunHe LLP